Avantax, Inc. SC TO-I

Exhibit (a)(5)(i)

Avantax, Inc. Commences a Modified Dutch Auction Tender Offer to Repurchase
up to $250 Million of its Common Stock

DALLAS, TEXAS (January 27, 2023) — Avantax, Inc. (NASDAQ: AVTA) (formerly known as Blucora, Inc., the “Company”) announced today that it has commenced a modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $250 million of its common stock, par value $0.0001 per share (“Common Stock”), at a price per share not less than $27.00 and not greater than $31.00, less any applicable withholding taxes and without interest, using proceeds from the Company’s recent sale of its tax software business, which closed on December 19, 2022, and borrowings under the Company’s credit facility. The Tender Offer will expire at 12:00 midnight, New York City time, at the end of the day on February 24, 2023, unless extended or terminated.

If the Tender Offer is fully subscribed, the Company will purchase between 8,064,516 and 9,259,259 shares, or between approximately 16.75% and 19.23%, respectively, of the Company’s outstanding Common Stock as of January 24, 2023. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action. None of the Company’s directors or executive officers will tender any of their shares in the Tender Offer.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares of Common Stock and at what price within the range described above they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per-share price that will enable it to acquire up to $250 million of Common Stock. All shares accepted in the Tender Offer will be purchased at the same price even if tendered at a lower price.

To tender shares of Common Stock, stockholders must follow the instructions described in the Offer to Purchase and the Letter of Transmittal that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These documents contain important information about the terms and conditions of the Tender Offer.

The Tender Offer will not be contingent upon any minimum number of shares being tendered or any financing conditions. The Tender Offer will, however, be subject to other conditions, which will be disclosed in the Offer to Purchase. The Company’s board of directors (the “Board”) believes that a modified “Dutch auction” tender offer is an efficient mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares, subject to the proration provisions described in the Offer to Purchase.

The Board has authorized the Tender Offer. However, none of the Company, the Board, the dealer managers, the information agent, the depositary or any of their respective affiliates are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which stockholders may choose to tender their shares. No person is authorized to make any such recommendation. Stockholders must decide for themselves how many shares they will tender, if any, and the price within the stated range at which they will offer any such shares for purchase. In doing so, stockholders should carefully read the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as each may be amended or supplemented), including the purposes and effects of the Tender Offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and brokers.

PJT Partners LP, JMP Securities LLC and TCBI Securities, Inc. are acting as dealer managers for the Tender Offer. The information agent for the Tender Offer is D.F. King & Co., Inc., and the depositary is Computershare Trust Company, N.A. The Offer to Purchase, the Letter of Transmittal and all related documents will be mailed to registered holders beginning today. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free at (877) 732-3614.

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its stockholders, as they may be amended or supplemented. Stockholders should read the Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Stockholders also will be able to obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the Tender Offer, toll-free at (877) 732-3614, PJT Partners LP at (212) 364-7117, JMP Securities LLC at (415) 835-8900 or TCBI Securities, Inc. toll-free at (866) 355-6329. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call D.F. King & Co., Inc.

About Avantax®

Avantax, Inc. (NASDAQ: AVTA) delivers tax-focused wealth management solutions for Financial Professionals, tax professionals and CPA firms, supporting our goal of minimizing clients’ tax burdens through comprehensive tax-focused financial planning. We have two distinct, but related, models within our business: the independent Financial Professional model and the employee-based model. We refer to our independent Financial Professional model as Avantax Wealth Management®. Avantax Wealth Management offers services through its registered broker-dealer, registered investment advisor (“RIA”), and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer that works with a nationwide network of Financial Professionals operating as independent contractors. We refer to our employee-based model as Avantax Planning Partners℠. Avantax Planning Partners offers services through its RIA and insurance agency by partnering with CPA firms to provide their consumer and small-business clients with holistic financial planning and advisory services. Collectively, we had $73 billion in total client assets as of September 30, 2022.

For additional information, please visit us at www.avantax.com or https://investors.avantax.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide management’s current good faith beliefs, assumptions and expectations of future events and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance could differ materially from expectations of future performance anticipated by any forward-looking statements. Any forward-looking statements are subject to risks and uncertainties, including, without limitation: uncertainties with respect to the timing of the Tender Offer, uncertainties as to the number of shares of Common Stock that will be tendered in the Tender Offer and the possibility that one or more conditions to the consummation of the Tender Offer may not be satisfied or waived. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Source: Avantax, Inc.

Investor Relations Contact:
Dee Littrell
(972) 870-6463
IR@Avantax.com

Media Contacts:
Gagnier Communications
Dan Gagnier
(646) 569-5897
avantax@gagnierfc.com

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